Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement of LendingClub Corporation on Form S-1of our report dated June 29, 2011, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of LendingClub Corporation for the year ended March 31, 2011.
/s/ Armanino McKenna, LLP
San Jose, California
June 29, 2011